UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 23, 2006

Date of Report

Date of earliest event reported

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On October 23, 2006, InfoSpace, Inc. and Allen M. Hsieh entered into an Employment Agreement effective November 1, 2006, which replaces and supersedes the agreement entered into between InfoSpace and Mr. Hsieh dated April 7, 2006, and replaces and supersedes any prior employment agreements that Mr. Hsieh may have entered into with InfoSpace, including the April 7, 2006 agreement. Pursuant to the Employment Agreement, Mr. Hsieh will be employed in the position of Chief Financial Officer, on an at-will basis. The agreement provides for an annual base salary of $220,000, which is subject to annual review but in no event less than $220,000, and eligibility for an annual performance bonus to be set at no less than 50% of the then-base salary. If Mr. Hsieh is terminated by InfoSpace without cause or by Mr. Hsieh for good reason (as defined in the Employment Agreement), including in connection with a change of control, Mr. Hsieh is entitled to severance benefits of 100% of his annual salary and annual bonus rate, acceleration of vesting of 50% of his unvested stock options, and insurance benefits. In the event of Mr. Hsieh’s death during the term of the Employment Agreement, Mr. Hsieh’s estate is entitled to severance benefits of 100% of his then-current annual salary for three months, certain insurance benefits and the right to exercise Mr. Hsieh’s then-vested stock options. The foregoing description is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.30.

Item 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On October 23, 2006, InfoSpace, Inc. appointed Allen M. Hsieh, the Company’s interim Chief Financial Officer, Chief Accounting Officer and Vice President Financial Operations, to serve as Chief Financial Officer of the Company.

Item 1.01 is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS.

10.30	Employment Agreement effective as of November 1, 2006 between InfoSpace, Inc. and Allen M. Hsieh

99.1	Press Release, dated October 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2006

INFOSPACE, INC.

By:	/s/ John M. Hall
John M. Hall
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No	Description
10.30	Employment Agreement effective as of November 1, 2006 between InfoSpace, Inc. and Allen M. Hsieh

99.1	Press Release, dated October 26, 2006.